MGP INGREDIENTS REPORTS FIRST QUARTER 2020 RESULTS
Premium Beverage Brown Goods Sales Increased 17.1%

ATCHISON, Kan., April 30, 2020 - MGP Ingredients, Inc. (Nasdaq:MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the first quarter ended March 31, 2020.

2020 first quarter results compared to 2019 first quarter results

•Consolidated sales increased 11.2% to $99.1 million, reflecting a 7.3% increase in the Distillery Products segment and a 31.4% increase in the Ingredient Solutions segment.
•Consolidated gross profit increased 39.3% to $23.2 million, due to increased gross profit in both the Distillery Products and Ingredient Solutions segments.
•Consolidated operating income increased 61.0% to $13.7 million due to increased gross profit in both the Distillery Products and Ingredient Solutions segments, partially offset by increased corporate selling, general and administrative expenses.
•Non-GAAP operating income increased 67.9% to $14.3 million, exclusive of CEO transition costs.
•Earnings per share ("EPS") was $0.57 per share for both the first quarter of 2020 and 2019. EPS was affected by improved operating results, partially offset by a prior year period tax benefit resulting from vested share-based awards.
•Non-GAAP EPS increased to $0.61 per share from $0.57 per share, exclusive of CEO transition costs.

“We are very pleased with our results this quarter, which reflect strong customer demand in both business segments and improved effectiveness in our tactical execution,” said Gus Griffin, CEO of MGP Ingredients. “As the COVID-19 pandemic continues to create a period of uncertainty and potential challenges, we remain committed to responding to these challenges while ensuring the safety and well-being of our employees.”

Distillery Products Segment - Premium Beverage Brown Goods Growth of 17.1%
In the first quarter of 2020, sales for the Distillery Products segment increased 7.3% to $80.0 million, primarily driven by a 17.1% increase in sales of brown goods within premium beverage alcohol, reflecting growth of new distillate and aged brown goods sales. Sales of industrial alcohol experienced a 5.7% increase from the prior year period. Gross profit increased to $18.2 million or 22.8% of segment sales, compared to $15.2 million, or 20.4% of segment sales in the first quarter 2019.

“The improved performance of our Distillery Products segment this quarter was led by double-digit growth in sales of both new distillate and aged whiskey,” said Griffin. “Despite some significant changing dynamics at the retail level and potential challenges to specific customers, we believe the underlying macro consumer trend supporting the ongoing growth of the American Whiskey category remains strong.

“While continuing to implement our broader growth plan, we are also focusing on helping our industrial alcohol customers navigate the challenges they are confronted with as a result of the COVID-19 pandemic. We remain committed to continuing the legacy our company was founded on more than 75 years ago by supporting the relief effort with both financial aid and increased production of alcohol for hand sanitizer and commercial disinfectant needs. MGP is uniquely positioned to serve as the backbone of the increased industrial alcohol production in this country and we’re proud to expand our efforts at our Kansas and Indiana facilities during this critical time.”

Premium Beverage Alcohol (in thousands)	Sales Quarter Ended March 31,		Quarter vs. Quarter Sales Change Increase/(Decrease)
	2020	2019	$ Change	% Change
Brown Goods	$29,070	$24,827	$4,243	17.1%
White Goods	16,902	17,182	(280)	(1.6)
Premium Beverage Alcohol	$45,972	$42,009	$3,963	9.4%

Ingredient Solutions Segment - Sales Increased 31.4%
For the first quarter of 2020, sales in the Ingredient Solutions segment increased 31.4% to $19.1 million. Gross profit increased to $5.0 million, or 26.0% of segment sales, compared to $1.4 million, or 9.8% of segment sales in the first quarter 2019.

“Our Ingredients Solutions segment posted its fourteenth consecutive quarter of year-over-year sales growth,” continued Griffin. “We have been very pleased with the continued strength of our Ingredients business over the past several years and are encouraged by the robust gross margins this quarter due to our ability to optimize sales and production toward our highest margin products. We believe our specialty starch portfolio of fiber products and recently rebranded Proterra™ line of textured proteins continue to be aligned with strong consumer trends.”

Other
Corporate selling, general and administrative expenses of $9.5 million for the first quarter 2020 increased 16.6% compared to the first quarter 2019 primarily due to increased incentive compensation expense, inclusive of certain incremental costs incurred relating to the transition at the CEO position.

The corporate effective tax rate for the quarter was 24.7% compared with (17.7)% in the year ago period.

EPS was $0.57 for the first quarter 2020 and 2019. Non-GAAP EPS increased to $0.61 per share for the first quarter 2020, compared to $0.57 per share for the first quarter 2019.

As part of a $25 million common stock repurchase program announced in February 2019, MGP repurchased 159,104 shares for approximately $4.1 million, or a weighted average all-in cost per share of $25.47, during the first quarter of 2020. MGP has elected to curtail stock repurchases to preserve capital while management assesses the potential impacts of the COVID-19 pandemic.

2020 Outlook
“While we are off to a strong start to the year, with ample access to capital and encouraging customer demand, our financial results for the balance of the year could be impacted by the COVID-19 virus,” said David Colo, president and COO of MGP Ingredients. “Given the uncertainty this pandemic has caused for nearly every industry across the world, it is impossible to predict with any level of precision the pandemic’s cumulative impact on our future financial results. For these reasons, we are withdrawing our previous 2020 guidance and will reassess this position based on the visibility of the macroeconomic recovery.”

Conclusion
“Our pandemic response plan, which is designed to accommodate evolving information and guidance provided by government agencies and health officials, focuses on protecting our employees and customers and doing our part to help stop the spread of the virus,” continued Colo. “The aggressive implementation of our strategic plan put in place by Gus over the past several years has positioned MGP for sustainable long-term growth. Moving forward, our management team will be focused on continually refining the effectiveness of our tactical execution, accelerating the pace of our strategic implementation and leveraging the strong foundation we have built for growth in 2020 and beyond.

“Our balance sheet and access to capital continue to be strong while we seek to optimize cash management during this pandemic. We remain well capitalized and drew down additional funds on our revolving credit facility during the quarter to maintain a conservative cash position. The investment spend related to our warehouse expansion plan now totals approximately $49.7 million of the projected total investment of $49.8 million. Additionally, our investment in aged whiskey inventory grew to $111.4 million, at cost. The positive brown goods results this quarter continue to demonstrate the long-term value of our aged whiskey inventory.

“We were pleased to announce the acquisition of New Columbia Distillers, based in Washington, D.C., during the quarter and we’re thrilled to add the Green Hat Gin brand to our award-winning portfolio. This acquisition enhances the depth of expertise and commitment to the category we’ve developed over the years. We continue to develop our existing markets, focusing on increased retail distribution and velocity per point of distribution for our portfolio of brands. Although the current environment is not generally conducive to M&A activity, we will continue to assess opportunities to strengthen our position in growing markets in concert with our financial position in the coming quarters.”

Conference Call and Webcast Information
MGP Ingredients will host a conference call for analysts and institutional investors at 10 a.m. ET today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast:  ir.mgpingredients.com on the Events & Presentations page
Conference Call: 844-308-6398 (domestic) or 412-717-9605 (international)

About MGP Ingredients, Inc.
Founded in 1941, MGP is a leading supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include bourbon and rye whiskeys, gins and vodkas, which are expertly crafted through a combination of art and science and backed by a long history of experience. The company’s proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company’s facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. All statements, other than statements of historical facts, included in this news release regarding the prospects of our industry and our prospects, plans, financial position, business strategy, guidance on changes in operating income, sales, gross margin, and future effective tax rate may constitute forward-looking statements. In addition, forward-looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential,” and/or the negatives or variations of these terms or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility or our Indiana facility, (ii) the availability and cost of grain and flour, and fluctuations in energy costs, (iii) the effectiveness of our grain purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) our ability to maintain compliance with all applicable loan agreement covenants, (ix) our ability to realize operating efficiencies, (x) actions of governments, and (xi) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020.

Non-GAAP Financial Measures
In addition to reporting financial information in accordance with U.S. GAAP, the company provides certain non-GAAP financial measures that are not in accordance with, or alternatives for, GAAP. In addition to the comparable GAAP measures, MGP has disclosed adjusted operating income, adjusted income before taxes, adjusted net income, adjusted MGP earnings, and basic and diluted adjusted earnings per share. The presentation of non-GAAP financial measures should be reviewed in conjunction with operating income, income before taxes, net income, net income attributable to common shareholders and basic and diluted earnings per share computed in accordance with U.S. GAAP and should not be considered a substitute for these GAAP measures. The non-GAAP adjustments referenced in the section entitled "Reconciliation of Selected GAAP Measures to Non-GAAP Measures," take into account the impacts of items that are not necessarily ongoing in nature and/or predictive of the Company's operating trends. We believe that these non-GAAP measures provide useful information to investors regarding the company's performance and overall results of operations. In addition, management uses these non-GAAP measures in conjunction with GAAP measures when evaluating the Company’s operating results compared to prior periods on a consistent basis, assessing financial trends and for forecasting purposes. Non-GAAP financial measures may not provide information that is directly comparable to other companies, even if similar terms are used to identify such measures. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

For More Information
Investors & Analysts:
Mike Houston
646-475-2998 or investor.relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com

MGP INGREDIENTS, INC.
OPERATING INCOME ROLLFORWARD
(Dollars in thousands)

Operating income, quarter versus quarter	Operating Income	Change
Operating income for quarter ended March 31, 2019	$8,513
Increase in gross profit - Ingredient Solutions segment	3,541	41.6	pp(a)
Increase in gross profit - Distillery Products segment	3,010	35.3	pp
Increase in selling general and administrative expenses	(1,356)	(15.9)	pp
Operating income for quarter ended March 31, 2020	$13,708	61.0%

(a) Percentage points (“pp”).

MGP INGREDIENTS, INC.
EARNINGS PER SHARE (“EPS”) ROLLFORWARD

Change in basic and diluted EPS, quarter versus quarter	Basic and Diluted EPS	Change
Basic and diluted EPS for quarter ended March 31, 2019	$0.57
Increase in operations(b)	0.36	63.2	pp(a)
Change in interest expense, net(b)	(0.03)	(5.3)	pp
Tax: Change in share-based compensation	(0.21)	(36.8)	pp
Tax: Change in income tax	(0.12)	(21.1)	pp
Basic and diluted EPS for quarter ended March 31, 2020	$0.57	—%

(a) Percentage points (“pp”).
(b) Items are net of tax based on the effective tax rate for the base year (2019).

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands)

	Quarter Ended March 31,
	2020	2019
Sales	$99,082	$89,096
Cost of sales	75,871	72,436
Gross profit	23,211	16,660
Selling, general and administrative expenses	9,503	8,147
Operating income	13,708	8,513
Interest expense, net and other	(642)	(252)
Income before income taxes	13,066	8,261
Income tax expense (benefit)	3,224	(1,459)
Net income	9,842	9,720

Income attributable to participating securities	66	66
Net income attributable to common shareholders and used in EPS calculation	$9,776	$9,654

Basic and diluted weighted average common shares	17,013,925	16,967,631

Basic and diluted earnings per common share	$0.57	$0.57

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	March 31, 2020	December 31, 2019		March 31, 2020	December 31, 2019
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$42,659	$3,309	Current maturities of long-term debt	$404	$401
Receivables, net	52,443	40,931	Accounts payable	28,456	29,511
Inventory	142,774	136,931	Accrued expenses	10,398	9,383
Prepaid expenses	4,387	2,048	Income taxes payable	2,054	—
Refundable income taxes	—	987	Total Current Liabilities	41,312	39,295
Total Current Assets	242,263	184,206	Other Liabilities:
			Long-term debt, less current maturities	40,561	40,658
			Credit agreement - revolver	53,590	1
			Long-term operating lease liabilities	4,058	4,267
Property, plant, and equipment	317,159	313,958	Deferred credits	1,152	1,233
Less accumulated depreciation and amortization	(188,488)	(185,539)	Other noncurrent liabilities	4,358	4,170
Property, Plant, and Equipment, net	128,671	128,419	Deferred income taxes	1,806	1,929
Operating lease right-of-use assets, net	6,295	6,490	Total Liabilities	146,837	91,553
Other assets	5,173	3,482	Stockholders’ equity	235,565	231,044
TOTAL ASSETS	$382,402	$322,597	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$382,402	$322,597

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Quarter Ended March 31,
	2020	2019
Cash Flows from Operating Activities
Net income	$9,842	$9,720
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,125	2,810
Gain on sale of assets	(9)	(138)
Share-based compensation	1,139	1,125
Deferred income taxes, including change in valuation allowance	101	145
Changes in operating assets and liabilities:
Receivables, net	(11,453)	(5,088)
Inventory	(5,649)	(2,561)
Prepaid expenses	(2,339)	(943)
Income taxes payable (refundable)	3,100	(1,649)
Accounts payable	1,635	(3,976)
Accrued expenses	1,003	(3,140)
Deferred credits	(81)	(83)
Other, net	128	(11)
Net cash provided by (used in) operating activities	542	(3,789)
Cash Flows from Investing Activities
Additions to property, plant, and equipment	(5,645)	(3,741)
Deferred compensation plan investments	—	(1,166)
Acquisition of business	(2,750)	—
Proceeds from sale of property	366	—
Other, net	(160)	—
Net cash used in investing activities	(8,189)	(4,907)
Cash Flows from Financing Activities
Payment of dividends and dividend equivalents	(2,060)	(1,714)
Purchase of treasury stock	(4,395)	(5,467)
Loan fees paid related to borrowings	(1,148)	—
Principal payments on long-term debt	(100)	(95)
Proceeds from credit agreement - revolver	54,700	11,025
Other, net	—	(78)
Net cash provided by financing activities	46,997	3,671
Increase (decrease) in cash and cash equivalents	39,350	(5,025)
Cash and cash equivalents, beginning of period	3,309	5,025
Cash and cash equivalents, end of period	$42,659	$—

MGP INGREDIENTS, INC.
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES (UNAUDITED)
(in thousands)

	Quarter Ended March 31, 2020
	Operating Income	Income before Income Taxes	Net Income	MGP Earnings (a)	Basic and Diluted EPS
Reported GAAP Results	$13,708	$13,066	$9,842	$9,776	$0.57
Adjusted to remove:
CEO transition costs (b)	585	585	574	574	0.04
Adjusted Non-GAAP results	$14,293	$13,651	$10,416	$10,350	$0.61

	Quarter Ended March 31, 2019
	Operating Income	Income before Income Taxes	Net Income	MGP Earnings (a)	Basic and Diluted EPS
Reported GAAP Results	$8,513	$8,261	$9,720	$9,654	$0.57
Adjusted to remove:

Adjusted Non-GAAP results	$8,513	$8,261	$9,720	$9,654	$0.57

(a)MGP Earnings has been defined as "Net income attributable to common shareholders and used in EPS calculation."

(b)The CEO transition costs are included in the Condensed Consolidated Statement of Income within the Selling, general and administrative line item. The adjustment includes additional employee related costs in connection with the transition of CEOs.